February 13, 1996


Mr. Preston Pitts
Chief Financial Officer
Legacy Marketing Group
Post Office Box 7873
San Francisco, CA  94120-7873

Re:  Change in Maintenance Fees and Trailers

Dear Preston:

As per our discussions, this letter will serve as a working document on our agreement to a change in maintenance fees and trailer commissions on annuity products until the actual marketing agreement can be amended.

My understanding of our agreement is that effective March 1, 1996, the maintenance fees on annuities, other than the BenchMark No Surrender Charge Annuity will be reduced to ___* per policy in force from ___* and the trail commission will be reduced from ___* to ___* on all in force annuity business and new business.

In order to make this change in trail commission, our previous agreement to reduce the ___* trail commission to ___* of that amount during the first three years of our agreement, in order to offset the accelerated marketing allowance over the first six months, will be amended to change the amount of the reduction to pay ___* of the ___* and to extend this reduction period to the first four years of our agreement.

I believe this represents our agreement on these matters. If so, please sign and return a copy of this letter and I will begin the process of amending the actual agreements.

                                   Sincerely,

                                   s/James E. Pozzi

                                   James E. Pozzi


I agree with the proposal outlined above.

s/R. Preston Pitts

R. Preston Pitts
Chief Financial Officer




     * Confidential terms have been redacted.